UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Hersha Hospitality Trust

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Hersha Hospitality Trust

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 2007

To the shareholders of
HERSHA HOSPITALITY TRUST

The annual meeting of the shareholders (the “Annual Meeting”) of Hersha Hospitality Trust (the “Company”), will be held at the Penn Mutual Towers, 510 Walnut Street, 9th floor, Philadelphia, Pennsylvania 19106 on May 24, 2007, at 9:00 a.m. Eastern Standard Time, for the following purposes:

(1)	To elect Class II Trustees to serve until the Annual Meeting of shareholders in 2009; and

(2)	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm to serve for 2007; and

(3)	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Only shareholders of the Company of record as of the close of business on March 30, 2007, will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

There is enclosed, as a part of this Notice, a Proxy Statement that contains further information regarding the Annual Meeting and the nominees for election to the Board of Trustees of the Company.

In order that your shares may be represented at the Annual Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting in person, you may vote personally on all matters brought before the Annual Meeting even if you have previously returned your proxy.

BY ORDER OF THE BOARD OF TRUSTEES

/s/ David L. Desfor

David L. Desfor
Secretary
44 Hersha Drive
Harrisburg, Pennsylvania 17102
April 23, 2007

HERSHA HOSPITALITY TRUST

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 24, 2007

GENERAL INFORMATION

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Trustees of Hersha Hospitality Trust (the “Company”) for use at the annual meeting of shareholders to be held on May 24, 2007 (“Annual Meeting”) and at any adjournments thereof. The mailing address of the principal executive offices of the Company is 44 Hersha Drive, Harrisburg, Pennsylvania 17102. This Proxy Statement and the Proxy Form, Notice of Meeting and the Company’s annual report to shareholders, all enclosed herewith, are first being mailed to the shareholders of the Company on or about April 17, 2007.

THE PROXY

The solicitation of proxies is being made primarily by the use of standard mail. The cost of preparing and mailing this Proxy Statement and accompanying material, and the cost of any supplementary solicitations, which may be made by mail, telephone or personally by employees of the Company, will be borne by the Company. The shareholder giving the proxy has the power to revoke it by delivering written notice of such revocation to the Secretary of the Company prior to the Annual Meeting or by attending the meeting and voting in person. The proxy will be voted as specified by the shareholder in the spaces provided on the Proxy Form or, if no specification is made, it will be voted for the election of all of the nominees as trustees. In voting by proxy in regard to the election of the trustees, shareholders may vote in favor of the nominees, withhold their votes as to the nominees or withhold their votes as to a specific nominee.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

Each outstanding common share of beneficial interest, $.01 par value (a “Common Share”), is entitled to one vote. Cumulative voting is not permitted. Only shareholders of record at the close of business on March 30, 2007 will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. At the close of business on March 30, 2007, the Company had outstanding 40,771,593 Common Shares.

No specific provisions of the Company’s Declaration of Trust or Bylaws address the issue of abstentions or broker non-votes. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. However, brokers or nominees holding shares for a beneficial owner may not have discretionary voting power and may not have received voting instructions from the beneficial owner with respect to voting on certain proposals. In such cases, absent specific voting instructions from the beneficial owner, the broker may not vote on these proposals. This results in what is known as a “broker non-vote.” A “broker non-vote” has the effect of a negative vote when a majority of the shares outstanding and entitled to vote is required for approval of a proposal, and “broker non-votes” will not be counted as votes cast but will be counted for the purpose of determining the existence of a quorum. Because the election of trustees is a routine matter for which specific instructions from beneficial owners will not be required, no “broker non-votes” will arise in the context of the election of trustees.

OWNERSHIP OF THE COMPANY’S COMMON SHARES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of common shares by (i) each shareholder known by us to beneficially own more than five percent of our common shares, (ii) each of our trustees and executive officers, and (iii) all of our trustees and executive officers as a group, each as of March 30, 2007. Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. The number of outstanding common shares at March 30, 2007 was 40,771,593. This table assumes that all limited partnership units held by the referenced person or group of persons (but not other persons) are redeemed for common shares. The total number of shares outstanding used in calculating the percentage assumes that none of the limited partnership units held by other persons are redeemed for common shares.

Name of Beneficial Owner Persons Believed to Own In Excess of 5% of Common Shares	Number of Common Shares		Percent of Class

Morgan Stanley (1)	3,837,407		9.41%
1585 Broadway
New York, NY 10036

Deutsche Bank AG (2)	3,663,200		8.98%
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany

Wellington Management Company LLP (3)	2,479,000		6.08%
76 State Street
Boston, MA 02109

Kensington Investment Group, Inc. (4)	2,321,200		5.69%
4 Orinda Way, Suite 200C
Orinda, CA 94563

Barclays Global Investors, NA(5)	2,310,753		5.67%
45 Fremont Street
San Francisco, CA

Officers and Trustees:
Hasu P. Shah(6)	426,024		1.04%
Jay H. Shah(7)	1,132,881		2.71%
Neil H. Shah(8)	1,067,629		2.55%
K.D. Patel(9)	455,903		1.11%
Kiran P. Patel(10)	210,932		*
David L. Desfor(11)	139,586		*
Ashish R. Parikh(12)	35,329		*
Michael R. Gillespie (13)	5,000		*
John M. Sabin	2,919		*
Thomas S. Capello	6,819		*
Donald J. Landry	3,919		*
Michael A. Leven	5,919		*
Shreenathji Enterprises, Ltd. (14)	15,454		*
Total for all officers and trustees (12 persons)(15):	3,508,314	(16)	7.97%

_______________
*	Less than 1%
(1)	Based solely on Schedule 13G filed on April 9, 2007.
(2)	Based solely on Amendment No. 5 to Schedule 13G filed on January 31, 2007.
(3)	Based solely on Amendment No. 2 to Schedule 13G filed on February 14, 2007.
(4)	Based solely on Schedule 13G filed on January 30, 2007.
(5)	Based solely on Schedule 13G filed on January 23, 2007.
(6)
Includes 371,774 limited partnership units in HHLP and 13,750 restricted shares, all or some of which may not be vested. Includes common shares owned by Shree Associates, a family limited partnership controlled by Hasu P. Shah.

(7)	Includes 1,071,481 limited partnership units in HHLP and 53,750 restricted shares, all or some of which may not be vested.
(8)	Includes 1,018,629 limited partnership units in HHLP and 43,250 restricted shares, all or some of which may not be vested.
(9)	Includes 445,903 limited partnership units in HHLP.
(10)	Includes 204,932 limited partnership units in HHLP and 750 restricted shares, all or some of which may not be vested.
(11)	Includes 132,786 limited partnership units in HHLP and 3,750 restricted shares, all or some of which may not be vested.
(12)	Includes 6,579 limited partnership units in HHLP and 22,500 restricted shares, all or some of which may not be vested.
(13)	Includes 5,000 restricted shares, all or some of which may not be vested.
(14)
Shreenathji Enterprises, Ltd. (“SEL”) is a limited partnership owned by Hasu P. Shah (27%), Kiran P. Patel (13%), Bharat C. Mehta (15%), Kanti D. Patel (15%), Jay H. Shah (15%) and Neil H. Shah (15%). SEL acquired these limited partnership units in HHLP in exchange for contributions of hotel properties to the Partnership.

(15)	Includes the limited partnership units in HHLP owned by Shreenathji Enterprises, Ltd.
(16)	Includes 3,267,538 limited partnership units in HHLP and 142,750 restricted shares, all or some of which may not be vested.

BOARD OF TRUSTEES AND EXECUTIVE OFFICERS

Certain information regarding the Company’s trustees and executive officers is set forth below.

Name	Age	Position
Hasu P. Shah (Class II)	62	Chairman of the Board and Trustee
Jay H. Shah (Class I)	38	Chief Executive Officer and Trustee
Neil H. Shah	33	President and Chief Operating Officer
Ashish R. Parikh	37	Chief Financial Officer
Michael R. Gillespie	34	Chief Accounting Officer
David L. Desfor	45	Treasurer and Corporate Secretary
K.D. Patel (Class II)	63	Trustee
John M. Sabin (Class II)	52	Independent Trustee
Michael A. Leven (Class II)	69	Independent Trustee
Thomas S. Capello (Class I)	63	Independent Trustee
Donald J. Landry (Class I)	58	Independent Trustee

PROPOSAL ONE - ELECTION OF CLASS II TRUSTEES

The Company’s Declaration of Trust divides the Board of Trustees into two classes. Each Trustee in Class II is serving a term expiring at the Annual Meeting and each Trustee in Class I is serving a term expiring at the 2008 annual meeting of shareholders. Generally, one full class of trustees is elected by the shareholders of the Company at each annual meeting. Each of the nominees presently is serving as a Class II Trustee and each nominee was recommended for election by the NCG Committee.

If any nominee becomes unavailable or unwilling to serve the Company as a Trustee for any reason, the persons named as proxies in the Proxy Form are expected to consult with management of the Company in voting the shares represented by them. The Board of Trustees has no reason to doubt the availability of any nominee, and each has indicated his willingness to serve as a trustee of the Company if elected.

The Company’s Bylaws provide that a shareholder of record both at the time of the giving of the required notice set forth in this sentence and at the time of the Annual Meeting entitled to vote at the Annual Meeting may nominate persons for election to the Board of Trustees by mailing written notice to the Secretary of the Company not less than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days, notice must be received not earlier than 90 days prior to the announcement of the annual meeting. The shareholder’s notice must set forth (i) as to each person whom the shareholder proposes to nominate for election as a trustee, all information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board of Trustees; (ii) the consent of each nominee to serve as a trustee of the Company if so elected; (iii) the name and address of the shareholder and of each person to be nominated; and (iv) the number of each class of securities that are owned beneficially and of record by the shareholder.

Assuming the presence of a quorum, the affirmative vote of a majority of the common shares represented at the meeting is required to elect each trustee. Cumulative voting is not permitted in the election of trustees. Consequently, each shareholder is entitled to one vote for each common share held in the shareholder's name. In the absence of instructions to the contrary, the persons named in the accompanying proxy shall vote the shares represented by that proxy for each of Messrs. Hasu P. Shah, Leven, Sabin and Patel as nominees for election as Class II Trustees. For purposes of the election of trustees, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum. A nominee holding shares in street name may vote for the proposal without voting instructions from the beneficial owner.

Nominees For Election As Class II Trustees (Terms Expiring In 2009)

Hasu P. Shah has been the Chairman of the Board since our inception in 1998 and was our Chief Executive Officer until his retirement in 2005. Mr. Shah is also the founder and Chief Executive Officer of the Hersha Group. Mr. Shah founded Hersha with the purchase of a single hotel in Harrisburg, Pennsylvania in 1984. In the last twenty years, Mr. Shah has developed, owned, or managed over fifty hotels across the Eastern United States and started affiliated businesses in general construction, purchasing, and hotel management. He has earned numerous awards including the Entrepreneur of the Year, the Creating a Voice award, and was recently named a Fellow of Penn State University. Mr. Shah and his wife, Hersha, are active members of the local community and remain involved with charitable initiatives in India as well. Mr. Shah has been an active Rotarian for nearly twenty years and continues to serve as a Trustee of several community service and spiritual organizations including Vraj Hindu Temple and the India Heritage Research Foundation. Mr. Shah received a Bachelors of Science degree in Chemical Engineering from Tennessee Technical University and obtained a Masters degree in Administration from Pennsylvania State University. Mr. Shah is also an alumnus of the Owner and President’s Management program at Harvard Business School. Mr. Shah is the father of Jay H. Shah, our Chief Executive Officer and Neil H. Shah, our President and Chief Operating Officer.

Michael A. Leven is the Vice Chairman of the Marcus Foundation, a philanthropic organization founded by Bernie Marcus, co-founder of The Home Depot, Inc. Mr. Leven was previously the Chairman and Chief Executive Officer of US Franchise Systems, Inc. (USFS), which franchises the Microtel and Hawthorn. Prior to forming USFS in 1995, he was president and chief operating officer of Holiday Inn Worldwide. During his five-year tenure, the new Holiday Inn Express brand grew from zero to 330 open hotels, with a backlog of approximately 500 units. From 1985 to 1990, Mr. Leven was president of Days Inn of America. Mr. Leven led the company through a reorganization resulting in growth from a 225-unit regional chain to one of the largest brands in the world with over 1,000 open units and 400 signed franchise agreements. Mr. Leven is a co-founder of the Asian American Hotel Owners Association (AAHOA) which now has over 7,000 members. Mr. Leven serves on the boards of The Marcus Institute, the Las Vegas Sands Corporation and the Georgia Aquarium. Mr. Leven has served on our Board of Trustees since 2001. Mr. Leven holds a Bachelor of Arts from Tufts University and a Master of Science from Boston University.

John M. Sabin is Chief Financial Officer and General Counsel of Phoenix Health Systems, Inc. From 2000 to 2004, Mr. Sabin was the Chief Financial Officer, General Counsel and Secretary of NovaScreen Biosciences Corporation, a private bioinformatics and contract research biotech company. Prior to joining NovaScreen, Mr. Sabin served as an executive with Hudson Hotels Corporation, Vistana, Inc., Choice Hotels International, Inc., Manor Care, Inc. and Marriott International, Inc. Mr. Sabin also serves on the Boards of Prime Group Realty Trust and North American Scientific, Inc. Mr. Sabin joined our Board of Trustees on June 30, 2003. Mr. Sabin received Bachelor of Science degrees in Accounting and University Studies, a Masters of Accountancy and a Masters of Business Administration from Brigham Young University and also received a Juris Doctor from the J. Reuben Clark Law School at Brigham Young University. Mr. Sabin is a licensed CPA and is admitted to the bar in several states.  Mr. Sabin serves on the Audit Committee for Prime Group Realty Trust and North American Scientific, Inc. The Board has determined that Mr. Sabin’s service on these multiple audit committees does not detract from his service to our audit committee.

Kiran P. Patel served as our Corporate Secretary from 1998 to April 2007 and has been a principal of the Hersha Group since 1993. Prior to 1993, Mr. Patel was employed by AMP Incorporated an electrical component manufacturer, in Harrisburg, Pennsylvania. Mr. Patel serves on various boards of directors for community service organizations. Mr. Patel received a Bachelor of Science degree in Mechanical Engineering from M.S. University of India and obtained a Masters of Science degree in Industrial Engineering from the University of Texas in Arlington.

The Board of Trustees recommends a vote FOR each of the Class II Trustee Nominees.

CLASS I TRUSTEES

Donald J. Landry is president and owner of Top Ten, an independent hospitality industry consulting company. Mr. Landry has over thirty-five years of lodging and hospitality experience in a variety of leadership positions. Most recently, Mr. Landry was the Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc. Mr. Landry has also served as an executive officer for Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management. Mr. Landry currently serves on the corporate advisory boards of Arescom, Unifocus and Campo Architects and numerous non-profit boards. Mr. Landry is a frequent guest lecturer at Johnson and Wales University and the University of New Orleans. Mr. Landry has served on the Board of Trustees since our 2001 annual meeting. Mr. Landry holds a Bachelor of Science from the University of New Orleans and was the University’s Alumnus of the Year in 1999. Mr. Landry is a Certified Hotel Administrator.

Thomas S. Capello has been President and a principal of Bank Realty LP, a partnership engaged in sale/leaseback transactions of bank properties, since 2000. He is also President of 1st Capital Group, Inc. which provides debt and equity placement for small businesses. From 1988 to 1999, Mr. Capello was the President, Chief Executive Officer and Director of First Capitol Bank in York, Pennsylvania. From 1983 to 1988, Mr. Capello served as Vice President and Manager of the Loan Production Office of The First National Bank of Maryland. Prior to his service at The First National Bank of Maryland, Mr. Capello served as Vice President and Senior Regional Lending Officer at Commonwealth National Bank and worked at the Pennsylvania Development Credit Corporation. Mr. Capello is the Chairman of the York regional Board of Directors of Community Bank, Inc. Mr. Capello is a Director and Treasurer for the Ben Franklin Venture Investment Forum and the Martin Library and is a Board member of the Pennsylvania Angel Network. Mr. Capello has served on the Board of Trustees since our initial public offering in January 1999. Mr. Capello is a graduate of the Stonier Graduate School of Banking at Rutgers University and holds an undergraduate degree with a major in Economics from the Pennsylvania State University.

Jay H. Shah was named Chief Executive Officer and a Trustee as of January 1, 2006. Prior thereto, Mr. Shah had served as our President and Chief Operating Officer since September 3, 2003. Until September 2003, Mr. Shah was a principal in the law firm of Shah & Byler, LLP, which he founded in 1997, and managing director of the Hersha Group. Mr. Shah previously was a consultant with Coopers & Lybrand LLP, served the late Senator John Heinz on Capitol Hill, and was employed by the Philadelphia District Attorney’s office and two Philadelphia-based law firms. Mr. Shah received a Bachelor of Science degree from the Cornell University School of Hotel Administration, a Masters degree from the Temple University School of Business Management and a Law degree from Temple University School of Law. Mr. Shah is the son of Hasu P. Shah, our Chairman and the brother of Neil H. Shah, our President and Chief Operating Officer.

OTHER EXECUTIVE OFFICERS

Neil H. Shah was named President and Chief Operating Officer as of January 1, 2006. Prior thereto, Mr. Shah had served as our Executive Vice President since January 2005. Prior to that, he served as our Director of Acquisitions & Development since May 2002 and had been a principal of the Hersha Group since 2000. Prior to joining Hersha, he served in senior management positions with the Advisory Board Company and the Corporate Executive Board. Mr. Shah graduated with honors from the University of Pennsylvania and the Wharton School with degrees in Management and Political Science. Mr. Shah earned his M.B.A. from the Harvard Business School. Mr. Shah is the son of Hasu P. Shah, our Chairman and brother of Jay H. Shah, our Chief Executive Officer.

Ashish R. Parikh has been Chief Financial Officer of Hersha Hospitality Trust since 1999. Previously, Mr. Parikh was Assistant Vice President in the Mergers and Acquisition Group for Fleet Financial Group where he developed valuable expertise in numerous forms of capital raising activities including leveraged buyouts, bank syndications and venture financing. Mr. Parikh has also been employed by Tyco International Ltd and Ernst & Young LLP. Mr. Parikh received his M.B.A. from New York University and a B.B.A. from the University of Massachusetts at Amherst. Mr. Parikh is a licensed Certified Public Accountant.

Michael R. Gillespie has served as our Chief Accounting Officer since June 2005. Prior to that he was the Manager, Financial Policy & Controls for Tyco Electronics Corporation, a manufacturer of electronic components and subsidiary of Tyco International, from June 3, 2003, until June 17, 2005. Prior to this, he was Senior Manager in the Audit and Assurance Practice at KPMG, LLP from May 28, 2002, until June 2, 2003. From September 1995 to May 27, 2002, he served as Experienced Manager in the Audit and Business Advisory Practice at Arthur Andersen LLP. Mr. Gillespie received his B.S.B.A in Accounting from Bloomsburg University of Pennsylvania.

David L. Desfor has served as Treasurer of Hersha since December 2002 and as Corporate Secretary since April 2007. Previously, Mr. Desfor had been a principal and comptroller of the Hersha Group since 1992. Mr. Desfor previously co-founded and served as President of a hotel management company focused on conference centers and full service hotels. Mr. Desfor earned his undergraduate degree from East Stroudsburg University in Hotel Administration.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, the Company’s trustees and executive officers are required to report their ownership of Common Shares and any changes in ownership to the Securities and Exchange Commission (the “SEC”). These persons are also required by SEC regulations to furnish the Company with copies of these reports. Based solely on a review of the copies of such reports received by it, or written representations from certain reporting persons that no reports were required for those persons, we believe that all filing requirements applicable for certain reporting persons were complied with during the 2006 fiscal year.

COMMITTEES AND MEETINGS OF THE BOARD OF TRUSTEES

Trustees’ Meetings. Our business is under the general management of our Board of Trustees as provided by our Bylaws and the laws of Maryland. The Board of Trustees holds regular quarterly meetings during our fiscal year and holds additional meetings as needed in the ordinary course of business. The Board of Trustees held seven meetings during 2006, four in person and three by conference call. Each trustee attended at least 75% of the aggregate of (i) the total number of the meetings of the Board of Trustees and (ii) the total number of meetings of all committees of the Board on which the trustee then served.

We presently have an Audit Committee, Compensation Committee, Acquisition Committee and a Nominating and Corporate Governance (NCG) Committee of our Board of Trustees. We may, from time to time, form other committees as circumstances warrant. These committees have authority and responsibility as delegated by the Board of Trustees.

Audit Committee. We have a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists of Messrs. Capello (Chairperson), Landry and Sabin, all of whom are independent trustees defined in Section 121(A) of the American Stock Exchange’s (“AMEX”) listing standards. The Audit Committee is responsible for the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. The Audit Committee held sixteen meetings, four in person and twelve conference calls, during 2006 and discussed relevant topics regarding financial reporting and auditing procedures. Our Board of Trustees has adopted a Charter for the Audit Committee, which is available on our website at www.hersha.com.

The Board of Trustees has determined that each of Mr. Capello and Mr. Sabin is an “audit committee financial expert” as that term is defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002. The Board of Trustees has determined that each of the members of the Audit Committee is financially literate and has accounting or related financial management expertise, as such terms are interpreted by the Board of Trustees.

For more information, please see “The Audit Committee Report” beginning on page 25.

Compensation Committee. The Compensation Committee consists of Messrs. Leven (Chairperson), Sabin and Landry, all of whom are independent trustees. The Compensation Committee determines recommendations to the Board of Trustees with regard to compensation for our executive officers and administers our equity incentive plan. The Compensation Committee may form and delegate its authority to subcommittees when appropriate. The Compensation Committee held five meetings, three in person and two conference calls, during 2006 and discussed relevant topics regarding compensation and established a formal compensation plan for all officers and trustees. Our Board of Trustees has adopted a Charter for the Compensation Committee, which is available on our website at www.hersha.com. For more information about the Compensation Committee, please see the “Compensation Discussion and Analysis” beginning on page 9.

Nominating and Corporate Governance (NCG) Committee. The NCG Committee consists of Messrs. Sabin (Chairperson), Capello and Leven. The NCG Committee recommends candidates for election as trustees and in some cases the election of officers. The NCG Committee also develops and recommends to the Board of Trustees a set of Corporate Governance guidelines and annually reviews these guidelines, considers questions of possible conflicts of interest of Board members and executives and remains informed about existing and new corporate governance standards mandated by the SEC and American Stock Exchange as they apply to us. The NCG Committee was established by way of a combination of the Nomination Committee and Corporate Governance Committee in May 2005 and held four meetings, three in person and one conference call, during 2006 and discussed relevant issues. Each of the members of the NCG Committee is independent as defined in Section 121(A) of the AMEX Listing Standards. Our Board of Trustees has adopted a Charter for the NCG Committee, which is available on our website at www.hersha.com.

Acquisition Committee. The Acquisition Committee consists of Messrs. Landry (Chairperson), Leven and Sabin. The Acquisition Committee establishes guidelines for acquisitions to be presented to the Board of Trustees and leads the Board in its review of potential acquisitions presented by management. The Acquisition Committee makes recommendations to the Board and senior management regarding acquisitions and ensures that proper due diligence is conducted on all properties. The Acquisition Committee was established in January 2004 and held four meetings in person during 2006 and discussed relevant topics regarding potential acquisitions. Our Board of Trustees has adopted a Charter for the Acquisition Committee, which is available on our website at www.hersha.com.

Corporate Governance Matters

The Board Nominating Process. Our NCG Committee performs the functions of a nominating committee and will actively seek, identify and recommend to the Board individuals qualified to become Board members, consistent with any criteria approved by the Board, and establish such criteria based on factors it considers appropriate such as strength of character, maturity of judgment, independence, expertise in the hospitality industry, experience as a senior executive or with corporate strategy initiatives generally, diversity and the extent to which the candidate would fill a present need on the Board. The NCG Committee Charter describes the Committee’s responsibilities, including seeking, screening and recommending Board candidates for nomination by the Board of Trustee.

The NCG Committee evaluates all Trustee candidates. The Nominating Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Nominating Committee will evaluate a candidate’s independence and diversity, skills and experience in the context of the Board’s needs.

Trustee Candidate Recommendations and Nominations By Shareholders. The NCG Committee Charter provides that the Committee will consider Board candidate recommendations by shareholders. Shareholders should submit any such recommendations for NCG Committee consideration through the method described under “Communications With The Board of Trustees” below. In addition, in accordance with our Bylaws, any shareholder of record entitled to vote for the election of Trustees at the applicable meeting of shareholders may nominate persons for election to the Board of Trustees if such shareholder complies with the notice procedures set forth in the Bylaws and summarized above.

Communications With The Board of Trustees. Shareholders may communicate with our Board of Trustees by writing to: Chairman of the Audit Committee, Hersha Hospitality Trust, 44 Hersha Drive, Harrisburg, Pennsylvania 17102. Our Corporate Secretary will review each piece of correspondence to the Board and will forward all appropriate communications to the Audit Committee Chairman for review.

Lead Trustee Concept. If the Chairman is an independent trustee, then the Chairman will serve as “Lead Trustee.” When the Chairman is a not an independent trustee, the independent members of the Board will designate a independent trustee as “Lead Trustee.” The Lead Trustee will chair executive sessions of the independent trustees, will preside at all Board meetings at which the Chairman of the Board is not present, have the authority to call meetings of the Independent Directors and have such other duties as the Board may determine. As of the date hereof, Michael Leven is our Lead Trustee.

Trustee Attendance At Annual Meeting. Our policy is that all Trustees should attend the annual meeting of the shareholders. All of our Trustees attended the 2006 annual meeting of shareholders.

CODE OF ETHICS

Our Board of Trustees has adopted a Code of Ethics that applies to our chief executive officer, chief financial officer, chief accounting officer, controller and other executive officers. The Code of Ethics is posted on our Internet website, www.hersha.com. We intend to satisfy the disclosure requirement under Item 10 of Form 8-K relating to amendments to or waivers from any provision of the Code of Ethics applicable to our chief executive officer, chief financial officer, chief accounting officer, controller and other executive officers by posting such information on our Internet website.

COMPENSATION OF TRUSTEES

In 2006, each trustee except Hasu P. Shah, our Chairman, was paid $20,000 for their service on the Board. In addition, the chairperson of the Audit Committee was paid $12,500, and each of the chairpersons of the Acquisition Committee, Compensation Committee, Nominating Committee and Governance Committee was paid $1,500, respectively. All of the trustees except Hasu P. Shah, our Chairman, are paid a $1,000 fee for in-person board meetings, a $500 fee for in-person committee meetings and a $500 fee for telephonic attendance at board and committee meetings. Our Lead Trustee receives a fee of $2,500. Each independent trustee receives an annual award of 1,000 common shares of our stock. We will reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Trustees. The Compensation Committee determined that any executive officers who serve on the Board will not receive any board fees.

The following table presents information relating to total compensation of the Trustees for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash	Stock Awards (2)	Total

Hasu P. Shah (1)	$0	$0	$0
K.D. Patel	24,000	0	24,000
John M. Sabin	41,500	11,440	52,940
Michael A. Leven	36,500	11,440	47,940
Thomas S. Capello	47,000	11,440	58,440
Donald J. Landry	40,500	11,440	51,940
_____________
(1)	Hasu P. Shah, the Chairman of the Board of Trustees, does not receive compensation for his service on the Board of Trustees.
(2)
Represents expense recognized by the Company for financial statement reporting purposes in 2006 in accordance with SFAS No. 123R for restricted common share awards held by each trustee, which may include amounts from awards granted in and prior to 2006. Please see Note 9 to the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of share-based compensation expense.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Company’s executive compensation philosophy is to establish an executive compensation program that is directly linked to the creation of shareholder value. In light of this philosophy, the Compensation Committee of the Board of Trustees (the “Compensation Committee”) sought to accomplish the following two primary objectives in establishing the compensation program for our executive officers, including the executive officers named in the Summary Compensation Table (or the “named executive officers”):

•	to provide overall levels of compensation that are competitive in order to attract, retain and motivate highly qualified executives to continue to enhance long-term shareholder value; and

•	to provide annual and long-term incentives that emphasize performance-based compensation contingent upon achieving corporate and individual performance goals.

The Company believes that, by providing incentives and rewards to executive officers based primarily on the performance of the Company, its executive compensation program aligns the interests of its executive officers with those of its shareholders. The long-term performance of the Company is measured by the improvement in shareholder value while simultaneously maintaining a high degree of quality and timeliness with regard to financial reporting.

Business Overview

The Company invests primarily in institutional grade hotels in central business districts, primary suburban office markets and stable destination and secondary markets in the Northeastern United States and select markets on the West Coast. Our primary strategy is to continue to acquire high quality, upscale, mid-scale and extended-stay hotels in metropolitan markets with high barriers to entry in the Northeastern United States and other markets with similar characteristics. As of December 31, 2006, our portfolio consisted of 48 wholly owned limited and full service properties and 18 limited and full service properties in which we have joint venture investments.

The upscale and mid-scale, limited service segment of the hotel business is highly competitive. Our hotels compete on the basis of location, room rates, quality, service levels, reputation, and reservation systems, among many other factors. There are many competitors in our market segments, and new hotels are always being constructed. Additions to supply create new competitors, in some cases without corresponding increases in demand for hotel rooms. We also compete for hotel acquisitions with entities that have investment objectives similar to ours. This competition could limit the number of suitable investment opportunities offered to us. It may also increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new properties on attractive terms. The high degree of competition in the markets in which we compete for business creates substantial challenges for our executive officers in enhancing shareholder value.

Compensation Program Overview

Each named executive officer’s compensation package comprises five elements. A description of these five elements, and their function within the total compensation program, is shown below:

Element	Description	Function
Annual base salary	Annual fixed compensation	Provides basic economic compensation at a level consistent with competitive market practices; reflects officer responsibilities, experience and performance; encourages retention

Annual incentive	2006 Annual Incentive Compensation Plan: Discretionary amount payable annually in cash, based on achievement of annual performance goals of the Company and the individual officer	Motivates and rewards officers for achievement of Company and individual goals

Long-term incentive
2004 Equity Incentive Plan: Provides for equity-based awards to executive officers; equity-based awards available under the plan include options, stock appreciation rights, stock, performance shares and incentive awards

Encourages executives to take actions to increase profitable growth and shareholder value as measured by increases in the Company’s stock price

Motivates and rewards officers for sustained financial performance of the Company; strengthens mutuality of interests between officers and shareholders; increases retention; rewards stock price performance

Benefits	Health insurance, 401K plan participation, life insurance, disability insurance; generally not performance-based	Provides security for current and future needs of the executive officers and their families

Contractual arrangements	Employment agreements and change-in-control arrangements: Contingent amounts payable only if employment is terminated under certain conditions	Provides employment security; encourages the objective evaluation of potential changes to the Company’s strategy and structure

The Company believes the combination of these different elements provides a balance of rewards, incentives and benefits and enables the Company to meet its desired compensation objectives.

Process for Establishing Executive Compensation

The Compensation Committee is responsible for establishing and reviewing the elements of the compensation package for each of the named executive officers.

At the beginning of its annual compensation review process, the Compensation Committee receives a report prepared by management that contains market data on executive compensation practices, pay levels and structures from companies management considers as peers. The Company’s peers are companies of similar size in terms of revenues or adjusted for size in the hospitality sector of the REIT industry.

The Compensation Committee reviews the performance of the Company and each executive officer for the past fiscal year. Specifically, the Compensation Committee measures each executive officer’s performance by determining whether the Company and each individual officer has satisfied the performance objectives set by the Compensation Committee for the prior fiscal year. Thereafter, the Compensation Committee determines and recommends to the Company’s Board of Trustees for its approval the following items:

•	annual incentive compensation for the prior fiscal year;
•	long-term incentive compensation for the current fiscal year;
•	annual base salary for the current fiscal year;
•	annual incentive compensation ranges for the current fiscal year;
•	Company and officer-specific performance objectives for the current fiscal year; and
•	changes to the contractual arrangements with each executive officer.

As of the date of this proxy statement, the Compensation Committee had not made recommendations to the Board of Trustees with regard to annual incentive compensation for the fiscal year ended December 31, 2006 and annual base salary, long-term incentive compensation, annual incentive compensation ranges and Company and officer-specific performance objectives for the current fiscal year.

The Compensation Committee considers a variety of factors in determining recommendations to the Board of Trustees regarding executive compensation for the executive officers. The main factors are as follows:

Market competitiveness. In setting compensation levels for the executive officers and other executives, the Compensation Committee aims to provide target compensation that approximates the 50th percentile or mid-market for peer companies. Individual compensation may be more or less than the median compensation amount when warranted by individual or corporate performance.

Performance. The Company’s policy is to provide its executive officers with compensation opportunities that are based upon their individual performance, the performance of the Company and their contribution to that performance. The Compensation Committee considers these performance factors when approving adjustments to the compensation of the executives.

Mix of annual and long-term compensation. Because the successful operation of the Company’s business requires an approach that balances short- and long-term performance, the program seeks to balance annual and long-term compensation.

The impact of cash vs. non-cash compensation. The Compensation Committee considers both the cost and the motivational value of the various components of compensation. The current pay elements are cash-based while the long-term incentive plans are equity-based.

Prior Compensation. The Compensation Committee considers both prior grants of equity-based compensation and prior annual compensation during their process to determine compensation levels.

In 2005, the Compensation Committee engaged HVS Executive Search (HVS), an outside compensation consultant, to conduct a review of executive compensation programs of peer companies as part of the committee’s annual process to determine executive compensation for 2006. From time to time, the Compensation Committee solicits advice from other experts on executive compensation, such as directors of peer companies and lawyers, on an as-needed basis to determine compensation standards that are fair and reflect the current market environment; accordingly, the Compensation Committee does not consult with these third parties during each annual compensation review process.

The Compensation Committee meets annually, without the Chief Executive Officer present, to evaluate his performance and to determine his compensation. In considering Mr. Jay H. Shah’s compensation, the Compensation Committee considers his principal responsibilities, which are to provide the Company with vision and strategic direction, to attract and retain highly qualified employees and to develop and to foster relationships with other hotel companies, developers and franchisors.

Elements of the Executive Compensation Program

In structuring the Company’s compensation program, the Compensation Committee has sought to utilize the most effective mix of short- and long-term compensation elements to maximize executive performance. The elements of compensation provided to the executive officers include an annual base salary, annual incentive payments, long-term incentive compensation, benefits and compensation payable pursuant to certain contractual arrangements. The Compensation Committee considers the annual salary and annual incentive payments to be elements of short-term compensation, while any equity-based awards are considered to be an element of long-term compensation.

Annual Base Salary

Annual base salary creates a secure base of cash compensation for executives that is designed to be competitive with the market for talented executives. The Company’s objective is to compensate the executive officers with base salaries that approximate the 50th percentile for comparable positions in the peer companies. The base salary for each officer is intended to reflect the level of the officer’s position within the Company, the individual’s current and sustained performance results and the current market for compensation of similarly situated officers at the peer companies. Each executive officer’s base salary is determined each year on the basis of these factors. The relative weight given to each factor varies with each position and individual and is within the sole discretion of the Compensation Committee.

In 2006, Hasu P. Shah’s salary was reduced by approximately 58% to $125,000 reflecting his retirement as Chief Executive Officer and continuation as Chairman of the Board of Trustees. Jay H. Shah’s base salary was increased by 40% to $350,000 and Neil H. Shah’s salary was increased by 60% to $320,000. These increases reflected the promotion of the individuals to Chief Executive Officer and President and Chief Operating Officer, respectively, and their increased managerial responsibility due to the growth of the Company during 2005 and growth objectives for 2006. Specifically, in 2005 the Company acquired an interest in 20 additional hotel properties, hired seven additional employees and increased revenue by 52.9%. In 2006, the Company acquired interests in 24 additional hotel properties, hired five additional employees and increased revenue by 72.0%. Increases for the other named executive officers ranged between 10% and 15%, generally reflecting (1) the Company’s performance and (2) their individual performance.

Annual Incentive Payments

The 2006 Annual Incentive Compensation Plan (or the Cash Bonus Plan) is designed to provide financial incentive for the executive officers because the Company believes their performance in fulfilling the responsibilities of their positions can significantly affect the profitable growth and future prospects of the Company. The Cash Bonus Plan provides an opportunity for the executive officers to earn additional annual cash compensation based upon the following factors:

•	the Company’s satisfaction of certain financial metrics as determined by the Compensation Committee; and

•	the individual officer’s satisfaction of certain qualitative and quantitative performance objectives as determined by the Compensation Committee;

For the 2006 fiscal year, the Compensation Committee established opportunities for certain executive officers to receive a cash bonus award of between 25% to 75% of their base salary pursuant to the Cash Bonus Plan. Such awards could be earned on the basis of the Company’s attainment of certain financial metrics together with the satisfaction of specific individual performance objectives that were determined by the Compensation Committee. Eligibility for the 25% cash bonus award occurs when adjusted funds from operations, or AFFO, per share reaches 95% of the budgeted AFFO for 2006. Eligibility for the higher tier cash bonus award occurs when AFFO reaches 105% of the budgeted AFFO for 2006. An additional consideration for eligibility for a cash bonus award by the Chief Executive Officer, President and Chief Operating Officer and the Chief Financial Officer includes the Company’s achievement of a dividend payout ratio of less than or equal to 95% of AFFO. The Compensation Committee established additional position-specific quantitative and qualitative performance goals for each of the named executive officers. Position-specific performance goals have included, but have not been limited to, growing the size of the Company’s portfolio, maintaining institutional ownership of the Company common shares at certain levels, complying with disclosure obligations pursuant to the federal securities laws and achieving clearance with the Company’s independent public accountants with regard to internal controls and procedures.

The Compensation Committee recommended that the officers included in the following table be eligible to receive potential cash bonus awards at their respective levels:

Officer	Office	Annual Incentive Payment Levels (expressed as a percentage of base salary)
		Minimum	Maximum
Jay H. Shah	Chief Executive Officer	25%	75%
Neil H. Shah	President and Chief Operating Officer	25%	75%
Ashish R. Parikh	Chief Financial Officer	25%	50%
Michael R. Gillespie	Chief Accounting Officer	15%	15%

Bonus payments under the Cash Bonus Plan are paid in one annual payment shortly after the end of the Company’s fiscal year if the Compensation Committee determines that the performance criteria has been met and approves cash bonus awards.

Long-Term Incentive Compensation

The Company may include as a part of an officer’s compensation package a portion of the package in the form of long-term incentive compensation in order to connect compensation of the executive officers to overall corporate performance and to align the economic interests of the officers closely to the long-term interests of the Company and its shareholders. In determining the amount of long-term incentive compensation for each executive, the Compensation Committee considers the executive’s performance, the executive’s potential future contributions to the Company, the current compensation of the executive, the importance of the executive to the Company over the long-term, the executive’s performance relative to his or her peers within the Company, and retention issues and concerns. Furthermore, the Compensation Committee looks at the overall performance of the Company and other qualitative factors such as team building and infrastructure creation in determining long-term incentive compensation. The Compensation Committee can and does exercise discretion regarding its determination of long-term incentive compensation.

Awards of long-term incentive compensation are made pursuant to the 2004 Equity Incentive Plan. The 2004 Equity Incentive Plan provides for the grant of stock options, stock appreciation rights, stock awards, performance shares and incentive awards. The Compensation Committee has used and expects to continue using restricted stock awards as the long-term incentive compensation component to the executive compensation program and believes restricted stock awards are an effective way to link an executive’s compensation to the performance of the Company.

Restricted shares may be granted to officers annually in amounts to be recommended by the Compensation Committee and approved by the Board of Trustees. Typically, twenty five percent of the restricted shares vest on each anniversary of the grant date resulting in 100% of such restricted shares being fully vested on the fourth anniversary of the grant date. The owners of the restricted shares are entitled, however, to receive all of the dividends declared by the Company and attributed to their ownership of the restricted shares during the vesting period.

Consistent with its philosophy of aligning executive compensation with the enhancement of long-term shareholder value, in 2006, the Compensation Committee recommended and the Board of Trustees approved restricted stock awards in the following amounts:

Officer	Office	Restricted Shares Granted
Hasu P. Shah	Chairman of the Board of Trustees	6,250
Jay H. Shah	Chief Executive Officer	35,000
Neil H. Shah	President and Chief Operating Officer	32,000
Ashish R. Parikh	Chief Financial Officer	11,250
Michael R. Gillespie	Chief Accounting Officer	5,000

As of December 31, 2006, no options or warrants to acquire the Company’s securities were outstanding. The Company has not issued options since January 1999, and no options have been outstanding since January 2004.

Benefits

Benefits are established based upon an assessment of competitive market factors and a determination of what is required to attract and retain talent, as well as provide long-term financial security to our employees and their families. The Compensation Committee periodically considers benefit levels based on competitive influences, as well as the cost of the programs to the Company relative to the value to employees. The Company’s primary benefits for executive officers include participation in the Company’s health, dental and vision plans, 401k plan and various insurance plans, including disability and life insurance, on the same basis as any other employee. The Company does not match employee contributions to its 401k plan.

Contractual Arrangements

The Company has entered into employment agreements with Hasu P. Shah, Jay H. Shah, Neil H. Shah, Ashish R. Parikh and David Desfor. The terms of these employment agreements include provisions related to payments to be made to the officers for events related to changes of control of the Company. The Company entered into a separate Change of Control Agreement with Michael R. Gillespie on July 1, 2005. These employment and change of control agreements are described under “Agreements with Executive Officers and Potential Payments Upon Termination or Change-in-Control” beginning on page 16. The Compensation Committee believes it is appropriate for the Company to have an employment agreement with the executive officers to support stable and highly competent management on a long-term basis.

The Compensation Committee reviews the continued suitability of the employment and change of control agreements at least annually. The Compensation Committee believes that the agreements serve the interests of the Company and its shareholders by ensuring that if a hostile or friendly change of control is ever under consideration, its executives will be able to advise the Board of Trustees about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change of control.  The change of control agreements include so-called double triggers, which mean that benefits become available to executives under the agreements only upon a change of control and certain adverse employment developments for the executives such as termination by the Company without cause or termination by the executive for good reason. The Compensation Committee believes that a double trigger appropriately protects the legitimate interests of executives in employment security without unduly burdening the Company or shareholder value.

Stock Ownership Guidelines

The Company’s executive officers are not formally required to achieve or maintain any particular level of stock ownership in the Company. However, our Chairman of the Board of Trustees, Chief Executive Officer and President and Chief Operating Officer maintain significant stock ownership positions in the Company. Specifically, our Chairman of the Board of Trustees, Chief Executive Officer and President and President and Chief Operating Officer own 1.04%, 2.71% and 2.55% respectively, of our issued and outstanding common shares on a fully diluted basis. All of our trustees and officers considered as a whole own 7.97% of our issued and outstanding common shares on a fully diluted basis. A detailed listing of their respective ownership interests is located on page 2.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the committee recommends that it be included in this proxy statement.

COMPENSATION COMMITTEE

Michael A. Leven, Chairperson
Donald J. Landry
John M. Sabin

April 4, 2007

EXECUTIVE COMPENSATION

We did not pay compensation to our executive officers or other employees from our inception through 2003. However, beginning with the 2004 fiscal year, we established a formal management compensation plan for our executive officers.

Summary Compensation Table

The following table presents information relating to total compensation of the Named Executive Officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation (3)	Total

Hasu P. Shah	2006	$125,000	$(1)	$32,568	$(1)	$22,423	$179,991
Chairman of the Board of Trustees

Jay H. Shah	2006	$350,000	$(1)	$107,979	$(1)	$31,945	$489,924
Chief Executive Officer

Neil H. Shah	2006	$320,000	$(1)	$79,867	$(1)	$47,146	$447,013
President and Chief Operating Officer

Ashish R. Parikh	2006	$225,000	$(1)	$51,422	$(1)	$31,134	$307,556
Chief Financial Officer

Michael R. Gillespie	2006	$155,000	$(1)	$6,854	$(1)	$7,825	$169,679
Chief Accounting Officer
________________
(1)
As of the date of this proxy statement, the Compensation Committee had not made recommendations to the Board of Trustees with regard to cash bonus awards or non-equity incentive plan compensation for the fiscal year ended December 31, 2006. The Compensation Committee expects to make such determinations on or before June 30, 2007.

(2)
Represents expense recognized by the Company for financial statement reporting purposes in 2006 in accordance with SFAS No. 123R for restricted common share awards held by each named executive officer, which may include amounts from awards granted in and prior to 2006. Please see Note 9 to the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of share-based compensation expense.

(3)
Includes insurance premiums paid by the Company for medical, dental and life insurance benefits and dividend payments on unvested restricted common shares. In 2006, the following health insurance premium amounts were paid: Hasu P. Shah - $13,873; Jay H. Shah - $1,255; Neil H. Shah - $26,140; Ashish R. Parikh - $17,598; Michael R. Gillespie - $5,989. In 2006, the following dividend amounts were paid on unvested restricted common shares: Hasu P. Shah - $8,550; Jay H. Shah - $28,350; Neil H. Shah - $20,970; Ashish R. Parikh - $13,500; Michael R. Gillespie - $1,800.

Agreements with Executive Officers and Potential Payments Upon Termination or Change-in-Control

On January 21, 2005, we entered into employment agreements (individually, an “Agreement” collectively, the “Agreements”) with Hasu P. Shah (Chairman of the Board of Trustees), Jay H. Shah (Chief Executive Officer), Neil H. Shah (President and Chief Operating Officer), and Ashish R, Parikh (Chief Financial Officer) (individually, an “Executive” and collectively, the “Executives”). The Agreements in their entirety were filed as exhibits to our Current Report on Form 8-K filed January 26, 2005.

With the exception of Jay H. Shah’s agreement, the Agreements do not expire until terminated by either party upon not less than one hundred eighty (180) days notice to the other party setting forth the effective date of termination. Jay H. Shah’s Agreement expires on December 31, 2008, if notice of non-renewal is given no later than July 3, 2008. If no such notice is given, Jay H. Shah’s Agreement shall continue until terminated by either party upon not less than one hundred eighty (180) days notice to the other party setting forth the effective date of termination.

The Agreements provide for a minimum base salary and eligibility to receive certain incentive compensation, including but not limited to, stock options or shares of stock of the Company. The Agreements contain provisions that provide for the payments and provisions of other benefits by the Company to the effected Executive upon the occurrence of certain triggers. These triggers include the termination of such Executive’s employment with the Company due to voluntary termination, termination with cause, death or disability, termination without cause and termination without cause or resignation for good reason following a change of control. Specifically, the Agreements also provide certain compensation in the event of a voluntary or involuntary termination by the Company or upon a change of control of the Company, including the following:

•
Upon a termination without cause (as defined in the Agreements), the Company shall continue to pay the Executive’s base salary through the end of the twelfth month following the month in which the termination without cause (or, if shorter, the base salary for the balance of the term of the Agreements) plus accrued and unused vacation as of the termination date.

•
Upon a termination without cause or an Executive’s resignation for good reason (as defined in the Agreements) within twelve months following a change of control of the Company (as defined in the Agreement), the Company shall (i) fully vest the Executive’s share awards and option grants, regardless of any vesting schedule, (ii) pay all base salary and any reimbursable expenses incurred and accrued vacation through the termination date, (iii) pay an amount equal to two times the Executive’s then base salary (except that Mr. Jay H. Shah shall receive four times his base salary), and (iv) pay the Executive’s insurance benefits for a period of eighteen (18) months after termination; less however, that amount, if any, which would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

The Agreements also contain certain provisions concerning confidential information, non-competition and non-recruitment.

Additionally, we entered into a Change of Control Agreement (the “Gillespie Agreement”) with Michael R. Gillespie (Chief Accounting Officer) effective July 1, 2005. The Gillespie Agreement was filed as an exhibit to our Current Report on Form 8-K filed July 6, 2005. The Gillespie Agreement provides for a base salary and certain incentive compensation. The Gillespie Agreement contains provisions that provide for the payments and provisions of other benefits by the Company to Mr. Gillespie upon the occurrence of certain triggers. These triggers include the termination of Mr. Gillespie’s employment with the Company due to voluntary termination, termination with cause, death or disability, termination without cause and termination without cause following a change of control. Specifically, the Gillespie Agreement also provides certain compensation in the event of a voluntary or involuntary termination or upon a change of control of the Company, including the following:

•
In the event of a change of control (as defined in the Gillespie Agreement), during the first year of employment, and a subsequent termination without cause (as defined in the Gillespie Agreement), Hersha shall pay Mr. Gillespie his pro-rata annual salary, bonus and health insurance benefits for a period of three months following the termination.

•
In the event of a change of control, during the second or third year of employment, and a subsequent termination without cause, Hersha shall pay Mr. Gillespie his pro-rata annual salary, bonus and health insurance benefits for a period of six months following the termination.

•	In the event of a change of control, and subsequent termination without cause, Hersha shall fully vest Mr. Gillespie’s share awards and stock options, regardless of any vesting schedule.

Pursuant to the Agreements and the Gillespie Agreement, payments made in accordance with the change of control provisions may be made in one lump sum or in twenty-four (24) equal monthly payments for the twenty-four (24) months following such termination, at the election of the terminated executive.

The following table sets forth the costs that the Company would have incurred and the payments the Executives would have received if they were terminated as of December 31, 2006 under the terms of the Agreements and the Gillespie Agreement, respectively.

	Cash Payment	Continued Medical and Dental Benefits	Number of Unvested Shares	Value of Unvested Shares (1)	Total Cost of Termination
Voluntary Termination or Termination with Cause
Hasu P. Shah	$-	$-	13,750	$-	$0
Jay H. Shah	$-	$-	53,750	$-	$0
Neil H. Shah	$-	$-	43,250	$-	$0
Ashish R. Parikh	$-	$-	22,500	$-	$0
Michael R. Gillespie	$-	$-	5,000	$-	$0

Death or Disability
Hasu P. Shah	$10,416	$-	13,750	$-	$10,416
Jay H. Shah	$29,166	$-	53,750	$-	$29,166
Neil H. Shah	$26,666	$-	43,250	$-	$26,666
Ashish R. Parikh	$18,750	$-	22,500	$-	$18,750
Michael R. Gillespie	$-	$-	5,000	$-	$0

Termination Without Cause
Hasu P. Shah	$125,000	$-	13,750	$155,925	$280,925
Jay H. Shah	$350,000	$-	53,750	$609,525	$959,525
Neil H. Shah	$320,000	$-	43,250	$490,455	$810,455
Ashish R. Parikh	$225,000	$-	22,500	$255,150	$480,150
Michael R. Gillespie	$-	$-	5,000	$56,700	$56,700

Termination Without Cause or Resignation for Good Reason following a Change of Control
Hasu P. Shah	$250,000	$18,707	13,750	$155,925	$424,632
Jay H. Shah	$1,400,000	$1,446	53,750	$609,525	$2,010,971
Neil H. Shah	$640,000	$20,064	43,250	$490,455	$1,150,519
Ashish R. Parikh	$450,000	$21,509	22,500	$255,150	$726,659
Michael R. Gillespie	$77,500	$1,971	5,000	$56,700	$136,171

_____________
(1)	Calculated by multiplying the number of unvested shares by $11.34, the closing market price of the Company’s common shares on December 31, 2006.

Grants of Plan-Based Awards

The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2006. For more information regarding grants of plan-based awards, see “Compensation Discussion and Analysis” beginning on page 9.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock
Hasu P. Shah	May 25, 2006	N/A	N/A	N/A	6,250	$58,750
Jay H. Shah	May 25, 2006	$87,500	-	$262,500	35,000	$329,000
Neil H. Shah	May 25, 2006	$80,000	-	$240,000	32,000	$300,800
Ashish R. Parikh	May 25, 2006	$56,250	-	$112,500	11,250	$105,700
Michael R. Gillespie	May 25, 2006	$23,250	-	$23,250	5,000	$47,000

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the number and value of unexercised options, SARs and similar instruments, nonvested stock (including restricted stock, restricted stock units or other similar instruments) and incentive plan awards for the Named Officers outstanding as of the end of the fiscal year ended December 31, 2006.

	Stock Awards
Name	Number of Shares or Units or Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Hasu P. Shah	13,750	$155,925
Jay H. Shah	53,750	$609,525
Neil H. Shah	43,250	$490,455
Ashish R. Parikh	22,500	$255,150
Michael R. Gillespie	5,000	$56,700
________________
(1)	Calculated by multiplying the number of shares by $11.34, the closing market price of the Company’s common shares on December 31, 2006.

Option Exercises and Stock Vested

The Company did not issue any options in 2006, and as of December 31, 2006 there were no options outstanding. The following table presents information concerning the vesting of stock (including restricted stock, restricted stock units and similar instruments) for the Named Officers during the fiscal year ended December 31, 2006.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Hasu P. Shah	2,500	$23,500
Jay H. Shah	6,250	$58,750
Neil H. Shah	3,750	$35,250
Ashish R. Parikh	3,750	$35,250
Michael R. Gillespie	0	$0
________________
(1)	Calculated by multiplying the number of shares by $9.40, the closing market price of the Company’s common shares on June 1, 2006, the vesting date of the shares.

Equity Compensation Plan Information

The following table summarizes information with respect to equity compensation as of December 31, 2006:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	N/A	N/A	1,332,405(1)

Equity compensation plans not approved by security holders	—	—	—
Total	N/A	N/A	1,332,405(1)
________________
(1)
As of December 31, 2006, no options or warrants to acquire our securities were outstanding. In March 2005, we issued 2,095 common shares to our Independent Trustees pursuant to our 2004 Equity Incentive Plan. In June 2005, we issued 71,000 restricted shares of beneficial interest to executives of the Company. In January 2006, we issued 1,000 common shares to each of our five Independent Trustees pursuant to our 2004 Equity Incentive Plan. In June of 2006, we issued 87,500 restricted shares of beneficial interest to executives of the Company. In January 2007 we issued 1,000 common shares to each of our four Independent Trustees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In developing our portfolio since our initial public offering in 1999, we have entered into various transactions with our trustees, officers and entities controlled by them, including transactions relating to the leasing and managing of our hotels, acquisitions and dispositions of hotels, loans made by or for the benefit of us, and the purchase of goods and services. Certain of these transactions have been instrumental in the implementation of our business strategy and the growth of our portfolio. Although we have made certain efforts, described below, to ensure that these transactions were negotiated on an arms-length basis, we cannot assure you of this fact or that the terms of these transactions are as favorable to us as those we may have received from unaffiliated third parties. As a result of the growth in our portfolio, our current growth strategy and modifications to the REIT qualification rules, we have adopted certain policies with respect to transactions with our trustees, officers and entities controlled by them. The following is a summary of certain of these transactions, including a description of the transaction, the business purpose for the transaction and our current policy with respect to such a transaction.

Portfolio Formation Transactions with Trustees and Officers

In connection with our initial public offering in 1999, entities controlled by our officers and trustees contributed ten hotels to us in exchange for limited partnership units in our operating partnership. Since that time, we have continued to buy hotels from, and sell hotels to, entities controlled by our officers and trustees when a majority of our independent trustees has determined it was in our best interest to do so.

Hotel Acquisitions

We have not, and do not in the future intend to, undertake the risks of developing new hotels. However, since our initial public offering in 1999, we have been able to acquire newly-constructed or newly-renovated hotels from entities controlled by our officers or trustees. Of the 71 hotel properties purchased by us since our initial public offering, 19 were acquired from affiliates, 16 of which were newly-constructed or substantially renovated. In connection with our initial public offering, we entered into an Option Agreement with Hasu Shah, Jay Shah, Neil Shah, K.D. Patel, David Desfor, and Kiran Patel. Pursuant to this agreement, we had the option to purchase any hotels owned or developed by these individuals that was within fifteen miles of any of our hotels or any hotel subsequently acquired by us for two years after such acquisition or development. In September 2003, the parties to this agreement amended the Option Agreement so that (a) the right of first refusal now applies to all hotels owned or developed by the parties, regardless of proximity to our hotels, and (b) the right of first refusal applies to each party until one year after such party ceases to be an officer or trustee. This arrangement gives us access to a pipeline of newly-constructed and newly-renovated hotels, without bearing all the risks associated with development and renovation.

As of September 2001, the Board of Trustees has elected to hire an independent accounting firm to review in advance all asset purchases and asset sales between us and related parties. The Board of Trustees will determine the scope of each review on a case-by-case basis. The independent third party accounting firm will review each acquisition or sale to determine if the terms of the transaction are in line with then-current market conditions as well as how the transaction impacts us. The accounting firm then will present its findings to the Board of Trustees to aid it in its evaluation of the terms of the transaction.

The following table sets forth certain information with respect to all of the acquisitions of, and agreements to acquire, hotels from entities controlled by our officers or trustees since January 1, 2005.

Hotel	Acquisition Date	Affiliated Sellers	Purchase Price

Holiday Inn Express New York, New York	February 1, 2007	H. Metro Delaware LLC in which Hasu P. Shah, K.D. Patel, Jay H. Shah, Neil H. Shah, David L. Desfor, and Kiran P. Patel collectively owned a 88.0% interest	$7.8 million which was paid in the form of limited partnership units of HHLP
Hampton Inn New York, New York	February 1, 2007	BCM, LLC and HPS Seaport, LLC in which Hasu P. Shah, K.D. Patel, Jay H. Shah, Neil H. Shah, David L. Desfor, and Kiran P. Patel collectively owned a 88.0% interest in each of the sellers.

$27.6 million, including the assumption of $19.3 million of debt, the issuance of a note payable in the amount of approximately $8.2 million and the issuance of limited partnership units of HHLP valued at approximately $167,500

Marriott Residence Inn Carlisle, Pennsylvania	January 10, 2007	44 Carlisle Associates LP, in which Hasu P. Shah, K.D. Patel, Jay H. Shah, Neil H. Shah, David L. Desfor, and Kiran P. Patel collectively owned a 88.0% interest	$8.6 million, including 1.6 million in cash and $7.0 million in debt
Holiday Inn Express & Suites Cambridge, Massachusetts	May 3, 2006	44 Cambridge Associates LLC, in which Hasu P. Shah, K.D. Patel, and Kiran P. Patel collectively owned a --100.0% interest.	$12.2 million in cash
Hilton Garden Inn, New York, New York (JFK Airport)	February 16, 2006	H. Metro Delaware LLC in which Hasu P. Shah, K.D. Patel, Jay H. Shah, Neil H. Shah, David L. Desfor, and Kiran P. Patel collectively owned a 88.0% interest	$29.0 million, including the assumption of $13.0 million of debt

Hampton Inn, Philadelphia, Pennsylvania	February 15, 2006	Affordable Hospitality Associates, LP, in which Hasu P. Shah, K.D. Patel, Jay H. Shah, Neil H. Shah, Ashish R. Parikh, David L. Desfor and Kiran P. Patel collectively owned a 90.1% interest.	$25.0 million in cash

Hampton Inn Herald Square, New York, New York	April 1, 2005	Brisam Hotel LLC, in which Hasu Shah owned a 100% interest	$31.3 million, including the assumption of $16.5 million of debt and $14.8 million of cash

Hotel Development Loans

We have approved lending to entities in which our executive officers and trustees have owned an interest to enable such entities to construct hotels and conduct related improvements on specific hotel projects at interest rates ranging from 9% to 12% (“Development Loans”). The rate for each of these loans is based upon the security interest and term of the loan and is approved by the independent trustees. As of December 31, 2006, our Development Loans totaled $47,016,000 and consisted of the following:

Hotel Property	Borrower (1)	Principal Outstanding 12/31/2006	Interest Rate	Maturity Date
Sheraton - JFK Airport, NY	Risingsam Hospitality, LLC	$9,016,000	10%	March 30, 2007
Hilton Garden Inn - Union Square, NY	Risingsam Union Square, LLC	10,000,000	10%	May 31, 2007
Holiday Inn Express - 29th Street, NY	Brisam Management, LLC	15,000,000	10%	May 31, 2007
Boutique Hotel - Manhattan, NY	Brisam East 52, LLC	3,000,000	10%	December 6, 2007
Boutique Hotel - Manhattan, NY	Brisam Greenwich, LLC	10,000,000	10%	September 12, 2007
		$47,016,000
________________
(1)  As of December 31, 2006, none of our executive officers or trustees owned an interest in the borrowers.

Management Agreements with HHMLP

Our wholly owned TRS, 44 New England, engages eligible independent contractors, including HHMLP, as the property managers for hotels it leases from us pursuant to management agreements. Our management agreements with HHMLP provide for five-year terms and are subject to early termination upon the occurrence of defaults and certain other events described therein. As required under the REIT qualification rules, HHMLP must qualify as an “eligible independent contractor” during the term of the management agreements. Under the management agreements, HHMLP generally pays the operating expenses of our hotels. All operating expenses or other expenses incurred by HHMLP in performing its authorized duties are reimbursed or borne by our TRS to the extent the operating expenses or other expenses are incurred within the limits of the applicable approved hotel operating budget. HHMLP is not obligated to advance any of its own funds for operating expenses of a hotel or to incur any liability in connection with operating a hotel. Management agreements with other unaffiliated hotel management companies have similar terms.

As of December 31, 2006, HHMLP managed 40 of the properties leased to our TRS. HHMLP also managed two consolidated joint venture hotel properties and three unconsolidated joint venture hotel properties in which we maintain an investment. For its services, HHMLP receives a base management fee, and if a hotel exceeds certain thresholds, an incentive management fee. The base management fee for a hotel is due monthly and is equal to 3% of gross revenues associated with each hotel managed for the related month. The incentive management fee, if any, for a hotel is due annually in arrears on the ninetieth day following the end of each fiscal year and is based upon the financial performance of the hotel. There were no incentive management fees for the years ended December 31, 2006 and 2005. For the years ended December 31, 2006 and 2005, management fees incurred totaled $4,361,000 and $2,887,000, respectively, and are recorded as Hotel Operating Expenses. Hasu P. Shah, Jay H. Shah, Neil H. Shah, David L. Desfor, Kiran P. Patel, and K.D. Patel collectively own a 94% interest in HHMLP.

Unit Redemption

In 2006, 82,077 units of limited partnership interest in our operating partnership were redeemed for shares of our common stock.

Miscellaneous Services Provided by Affiliated Entities

Administrative Services Agreement with HHMLP

Prior to July 1, 2005, under the terms of an administrative service agreement, HHMLP provided accounting and securities reporting services for the Company. The terms of the agreement provided for us to pay HHMLP an annual fee of $10,000 per property (prorated from the time of acquisition) for each hotel in our portfolio. On July 1, 2005, the administrative service fee was replaced by monthly accounting and information technology fees for each of our wholly owned hotels. Monthly fees for accounting services are $2,000 per property and monthly information technology fees are $500 per property. For the years ended December 31, 2006, 2005 and 2004, the Company incurred administrative services fees of $0, $140,000, and $253,000, respectively. For the year ended December 31, 2006, the Company incurred accounting fees of $1,053,000 and information technology fees of $251,000. For the year ended December 31, 2005, the Company incurred accounting fees of $386,000 and information technology fees of $95,000.

Payments to Hersha Hotel Supply Company

We have purchased hotel supplies for our hotel properties from time to time from Hersha Hotel Supply Company. For the years ended December 31, 2006, 2005 and 2004, we paid Hersha Hotel Supply Company $1,686,000, $969,000 and $804,000, respectively. Hersha Hotel Supply Company is not our only provider of hotel supplies and must bid with a number of unaffiliated suppliers for our business. Hasu P. Shah, Jay H. Shah, Neil H. Shah, David L. Desfor, Kiran P. Patel, and K.D. Patel collectively own an 87% interest in Hersha Hotel Supply Company.

THE AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Trustees (the “Audit Committee”) is composed of three independent trustees and operates under a written charter adopted by the Board of Trustees. The Audit Committee reviews audit fees and recommends to the Board of Trustees the selection of the Company’s independent accountants. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report thereon to the Board of Trustees. In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent accountants for the 2006 fiscal year.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), including the scope of the auditor’s responsibilities, significant accounting adjustments and any disagreements with management.

The Audit Committee also has received the written disclosures and the letter from KPMG LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG LLP that firm’s independence from the Company.

Based upon the Audit Committee’s discussions with management and KPMG LLP and the Audit Committee’s review of the representation of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended that the Board of Trustees include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

On March 23, 2006, the Board of Trustees, upon recommendation of the Audit Committee, engaged KPMG LLP to serve as the Company’s independent accountants for the 2006 fiscal year. Two representatives from KPMG LLP attended our annual meeting.

The Audit Committee reviews with management and the independent accountants the results of the independent accountants’ review of the unaudited financial statements that are included in the Company’s quarterly reports on Form 10-Q. The Audit Committee also reviews the fees charged by the Company’s independent accountants. During the fiscal years ended December 31, 2006 and 2005, KPMG LLP billed the Company the fees set forth below in connection with services rendered by that respective firm to the Company.

Principal Accountant Fees and Services

KPMG LLP was Hersha’s principal independent accountant for the 2006 and 2005 fiscal years and billed, or expects to bill, the following fees for fiscal 2006 and fiscal 2005.

Audit Fees

For professional services rendered by KPMG LLP for the audit of our annual financial statements, reviews of the financial statements included in the our Quarterly Reports on Form 10-Q, and other services provided in connection with statutory and regulatory filings, and an audit of internal control over financial reporting, KPMG LLP billed us $864,000 with respect to 2006 and $784,600 with respect to 2005.

Audit Related Fees

For professional services rendered by KPMG LLP provided in connection with comfort letters and SEC registration statements, KPMG LLP billed us $344,000 with respect to 2006 and $171,700 with respect to 2005.

Tax Fees

For professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning matters, KPMG LLP billed us fees in the aggregate amount of $169,000 with respect to 2006 and $187,500 with respect to 2005. These tax services related to the preparation of our state and federal tax returns, and tax advice on structuring loans and joint venture and review of dividend calculations.

All Other Fees

KPMG LLP did not render or charge us for any other services not included in audit fees or audit related fees as disclosed above with respect to 2006 or 2005.

Pre-Approval Policies for Permissible Non-Audit Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy that it must pre-approve all audit and permissible non-audit services provided by the independent auditor prior to engagement of the auditor for each such service. Except as disclosed above, there were no non-audit services provided by the independent auditor in 2005.

THE AUDIT COMMITTEE

Thomas S. Capello, Chairperson
Donald J. Landry
John M. Sabin

April 5, 2007

PERFORMANCE GRAPH

The following graph compares the yearly change in our cumulative total shareholder return on our common shares for the period beginning January 1, 2002 and ending December 31, 2006, with the yearly changes in the Standard & Poor’s 500 Stock Index (the S&P 500 Index), the Russell 2000 Index, and the SNL Hotel REITs Index (“Hotel REIT Index”) for the same period, assuming a base share price of $100.00 for our common shares, the S&P 500 Index, the Russell 2000 Index and the Hotel REIT Index for comparative purposes. The Hotel REIT Index is comprised of nineteen publicly traded REITs which focus on investments in hotel properties. Total shareholder return equals appreciation in stock price plus dividends paid and assumes that all dividends are reinvested. The performance graph is not indicative of future investment performance. We do not make or endorse any predictions as to future share price performance:

	Period Ending December 31,
Index	2001	2002	2003	2004	2005	2006
Hersha Hospitality Trust	$100.00	$124.6	$216.0	$262.7	$222.7	$301.3
Russell 2000	100.00	79.52	117.09	138.55	144.86	171.47
SNL Hotel REITs Index	100.00	98.65	128.73	170.76	187.50	241.15
S&P 500	100.00	77.90	100.24	111.14	116.59	135.00

PROPOSAL TWO - RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has unanimously approved and voted to recommend that the shareholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. We anticipate that two persons from KPMG LLP will attend our annual meeting and these persons will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Trustees recommends a vote FOR ratification of the appointment of KPMG LLP as independent auditors of the Company for 2007.

PROPOSALS FOR 2008 ANNUAL MEETING

Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2008 annual meeting of shareholders must present such proposal to the Company at its principal office in Harrisburg, Pennsylvania not later than December 24, 2007 in order for the proposal to be considered for inclusion in the Company’s proxy statement. The Company anticipates holding the 2007 annual meeting on or about May 30, 2008. We will not consider proposals received after December 24, 2007 for inclusion in our proxy materials for our 2008 Annual Meeting of Shareholders.

The Company’s bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must give timely notice in writing not later than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, shareholders must give such notice in writing not later than January 24, 2008. As to each matter, the notice shall contain (i) a brief description of the business desired to be brought before the meeting and the reasons for addressing it at the annual meeting; (ii) any material interest of the shareholder in such business; (iii) the name and address of the shareholder; and (iv) the number of each class of securities that are owned beneficially and of record by the shareholder.

OTHER MATTERS

The Board of Trustees knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

The Company will furnish to each beneficial owner of Common Shares entitled to vote at the Annual Meeting, upon written request to Ashish Parikh, the Company’s Chief Financial Officer, at 44 Hersha Drive, Harrisburg, Pennsylvania 17102, Telephone (717) 236-4400, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including the financial statements and financial statement schedules filed by the Company with the SEC.

BY ORDER OF THE BOARD OF TRUSTEES

/s/ David L. Desfor

DAVID L. DESFOR
Secretary
April 23, 2007

HERSHA HOSPITALITY TRUST PENN MUTUAL TOWERS 510 WALNUT ST., 9TH FLOOR PHILADELPHIA, PA 19106
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Hersha Hospitality Trust in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Hersha Hospitality Trust, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	HERSH1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
HERSHA HOSPITALITY TRUST

1. Election of Trustees. Nominees: 01) Hasu P. Shah 02) Michael A. Leven 03) Kiran P. Patel 04) John M. Sabin	For All ☐	Withhold All ☐	For All Except ☐	INSTRUCTIONS: To withhold authority to vote for any such nominee(s), mark “For All Except” and write in the name(s) of the nominee(s) in the space provided below.

	For	Against	Abstain
2. Ratification of KPMG LLP as the Company’s independent registered public accounting firm.

3. In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.
	☐	☐	☐
This Proxy is solicited on behalf of the Board of Trustees. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted (1) for all nominees for election as Trustees, (2) for ratification of KPMG LLP as the Company’s independent registered public accounting firm and (3) according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponements or adjournments thereof.

Please sign name exactly as it appears on the share certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

HERSHA HOSPITALITY TRUST
Harrisburg, Pennsylvania

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 24, 2007

The undersigned hereby appoints David L. Desfor and Ashish R. Parikh, or either of them, with full power of substitution in each, to vote all shares of the undersigned in Hersha Hospitality Trust, at the annual meeting of shareholders to be held on Thursday May 24, 2007, at Hersha’s offices at 510 Walnut Street, Philadelphia, Pennsylvania, 19106 at 9:00 a.m., Eastern Time, and at any and all adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE